EXHIBIT 10.3

CHANGE OF CONTROL AND SEVERANCE AGREEMENT BETWEEN THE COMPANY AND ROBERT A. CRIST DATED AS OF 4/27/07

This agreement is made as of this date of __4/27/2007  by and between  Zoom Technologies, Inc. (the “Company”), Zoom Telephonics, Inc. (“Zoom”), and Robert A. Crist (“Zoom ExecutiveSenior Manager”).

This agreement specifies the entire agreement between the Company, Zoom and the Zoom Executive regarding severance pay and acceleration of stock options. This agreement supercedes other agreements, if any, between the Company or Zoom and the named Zoom Executive that relate to severance pay or acceleration of stock options.

1.
In the event of a “change of control” (as defined in Section 4 below) or liquidation of the Company, all issued and outstanding stock options issued to the Zoom Executive after December 7, 2006 will become immediately vested, with the right to be exercised at the grant price upon change of control.

2.	The Zoom Executive will receive 6 months base salary as severance pay if:

(i)	the Zoom Executive is terminated without “cause” (as defined in Section 4 below) within 6 months after a change of control; or

(ii)
the Zoom Executive’s job responsibilities, reporting status, or compensation are materially diminished after change of control (including but not limited to no longer reporting to as senior an executive position of the acquiring company) and the Zoom Executive leaves the acquiring company within 6 months after the change of control; or

(iii)	the Company is liquidated.

3.
Zoom has the right to terminate the Zoom Executive’s employment “at will”. In the event the  Zoom Executive’s employment is terminated by Zoom for any reason other than for cause, a change of control or liquidation of the Company, then (i) all outstanding stock options issued to the Zoom Executive after December 7, 2006 will become immediately vested and will be exercisable for up to 30 days after termination.; and (ii) Zoom will pay severance to the Zoom Executive in an amount equal to the greater of either a) 3 months base salary, or b) a number of weeks of base salary equal to the number of full years employed by Zoom divided by 2.

4.
For the purpose of this agreement, “cause” shall mean (i) deliberate dishonesty, illegal or unethical behavior or other willful behavior detrimental to the best interest of the Company or its subsidiaries; (ii) conduct by the Zoom Executive constituting an act of moral turpitude; (iii) willful disloyalty to the Company or its subsidiaries or refusal or failure of the Zoom Executive to obey the directions of the President or Board of Directors of the Company or its subsidiaries; (iv) incompetent performance or substantial or continuing inattention to or neglect of duties and responsibilities, provided that the Zoom Executive will be notified in writing of such deficiencies and given a period of 60 days to correct them. For purposes hereof, “change of control" shall mean: (A) any merger, consolidation, share exchange, business combination or other similar transaction in which the shareholders of the Company would own less than 50% of the surviving entity following the consummation thereof; (B) any sale, lease, exchange, transfer or other disposition of 50% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions; or (C) the acquisition by a person or entity, or any “group” (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934) of beneficial ownership of 50% or more of the Stock whether by tender offer, exchange offer or otherwise.

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Agreed:

/s/ Robert A. Crist	/s/ Frank B. Manning
Zoom Executive Signature	Signature - President or Executive VP of Zoom and the Company

Robert A. Crist	Frank B. Manning
Zoom Executive Name (print)	Name (print)

4/27/2007	5/7/2007
Date	Date